UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2010

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-51414	98-0417780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 West Loop South, Suite 415, Bellaire, Texas	77401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Lucas Energy, Inc. (the “Company”) had previously disclosed on Form 8-Ks filed April 6, 2010 and April 9, 2010 that on April 1, 2010 it entered into a purchase and sale agreement with a privately owned, oil and gas company, for the development of its Eagle Ford Shale properties located in Gonzales County, Texas.

On May 5, 2010 the Company closed the first part of the Eagle Ford Shale joint venture that was previously announced with the sale to Hilcorp Energy I, L.P., an affiliate of Hilcorp Energy Company, of an undivided 85% working interest in the “deep rights” including the Eagle Ford Shale properties.   The Company retains a 15% working interest in the “deep rights” sold to Hilcorp.  In connection with the first closing Hilcorp paid the Company $7.52 million. A second closing for the remainder of the Eagle Ford Shale rights held in Gonzales County, Texas is expected by the Company to occur later this month.

The Company previously disclosed on Form 8-K filed on May 6, 2010 that a portion of the proceeds from this first closing were used to repay the Company’s outstanding debt on its Credit Agreement dated October 8, 2008 with Amegy Bank National Association. All obligations under the Credit Agreement were discharged; the Credit Agreement was terminated; and all liens and security interests held by Amegy in the Company’s properties have been released.

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a press release issued by the Company on May 10, 2010, relating to the closing of the joint venture.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release dated May 10, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: /s/ Donald L. Sytsma
Name: Donald L. Sytsma
Title: Chief Financial Officer

Date: May 11, 2010